March 8, 2006

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SWX-NYSE

For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2005 EARNINGS

Las Vegas – Southwest Gas Corporation announced consolidated earnings of $1.15 per basic share for 2005, a $0.46 per share decrease from the $1.61 per basic share earned in 2004. Consolidated net income for 2005 was $43.8 million, compared to $56.8 million during 2004. Two principal factors adversely affected earnings: lost operating margin, resulting from warmer-than-normal weather, and a non-recurring charge related to an injuries and damages incident. Also influencing current-year results was the length of time taken to reach a final decision in the Arizona general rate case.

According to Jeffrey W. Shaw, Chief Executive Officer, “Weather continues to be a significant factor in the variability of earnings. In the desert southwest, 2005 was one of the 10 warmest years on record. Consequently, we did not realize approximately $17 million in operating margin ($0.28 per share), primarily in Arizona, due to lower usage. Fortunately, the negative effects of weather were mitigated by rate design changes in the most recent California and Nevada general rate cases.” Shaw also commented on the increase in operating costs, “After a thorough review of outstanding litigation, and based upon changed circumstances regarding a pending injuries and damages case, we recorded a $10 million non-recurring charge ($0.16 per share) at year-end 2005. Excluding that charge, gas segment operations and maintenance

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expenses would have increased five percent compared to the prior year, which is relatively consistent with the customer growth we have experienced.”

In February 2006, the Arizona Corporation Commission (“ACC”) issued a final decision on the Company’s December 2004 general rate increase application. Commenting on the decision, Shaw said, “The $49 million operating margin increase approved by the ACC was a big step forward toward our goal of achieving a fair return for investors. However, the ACC did not adopt our proposed rate design changes at this time, leaving customers, investors, and the Company exposed to the risks associated with weather volatility. Instead, the Company was encouraged to work with the ACC Staff and other interested parties prospectively to seek rate design alternatives that will provide benefits to all affected stakeholders."

During the fourth quarter of 2005, consolidated net income was $30.3 million, or $0.77 per basic share, versus $40.4 million, or $1.12 per basic share, for the fourth quarter of 2004.

Natural Gas Operations Segment Results

Full Year 2005

Operating margin, defined as operating revenues less the cost of gas sold, increased $11 million in 2005 as compared to 2004. During 2005, the Company added 81,000 customers (excluding 19,000 customers acquired in South Lake Tahoe), an increase of five percent. New customers contributed $20 million in incremental operating margin.

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Warmer-than-normal weather, especially during the first and fourth quarters of 2005, resulted in a $17 million decrease in margin. Rate relief in California and Nevada provided $8 million in incremental operating margin.

Operating expenses increased $32 million, or seven percent, in 2005 reflecting general increases in operations and maintenance costs as well as incremental costs (including depreciation and general taxes) associated with serving additional customers. The increase also includes a $10 million charge for a pending injuries and damages case. Other drivers include higher insurance premiums, uncollectible expenses, employee-related expenses, and compliance costs.

Net financing costs rose $3.5 million, or four percent, between periods primarily due to an increase in average debt outstanding to help finance growth and higher variable-rate interest costs.

Fourth Quarter

Operating margin decreased approximately $5.5 million when compared to the fourth quarter of 2004. Warmer-than-normal weather conditions in the Company’s service territories reduced operating margin by $11 million, partially offset by the impact of customer growth. Operating expenses, excluding the injuries and damages charge, increased $3.8 million, or three percent, primarily due to higher general costs and incremental operating costs associated with serving additional customers. Net financing costs between the periods were relatively flat.

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Southwest Gas Corporation provides natural gas service to 1,713,000 customers in Arizona, Nevada, and California. Its service territory is centered in the fastest-growing region of the country.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST

(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2005	2004
Consolidated Operating Revenues	$1,714,283	$1,477,060
Net Income	$43,823	$56,775
Average Number of Common Shares Outstanding	38,132	35,204
Basic Earnings Per Share	$1.15	$1.61
Diluted Earnings Per Share	$1.14	$1.60

QUARTER ENDED DECEMBER 31,
Consolidated Operating Revenues	$496,995	$460,496
Net Income	$30,255	$40,446
Average Number of Common Shares Outstanding	39,174	36,239
Basic Earnings Per Share	$0.77	$1.12
Diluted Earnings Per Share	$0.76	$1.11

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2005	2004	2005	2004
Results of Consolidated Operations
Contribution to net income - gas operations	$26,669	$37,362	$33,670	$48,354
Contribution to net income - construction services	3,586	3,084	10,153	8,421

Net income	$30,255	$40,446	$43,823	$56,775

Earnings per share - gas operations	$0.68	$1.03	$0.88	$1.37
Earnings per share - construction services	0.09	0.09	0.27	0.24

Basic earnings per share	$0.77	$1.12	$1.15	$1.61

Diluted earnings per share	$0.76	$1.11	$1.14	$1.60

Average outstanding common shares	39,174	36,239	38,132	35,204
Average shares outstanding (assuming dilution)	39,551	36,596	38,467	35,488

Results of Natural Gas Operations
Gas operating revenues	$422,908	$395,053	$1,455,257	$1,262,052
Net cost of gas sold	228,434	195,076	828,131	645,766

Operating margin	194,474	199,977	627,126	616,286
Operations and maintenance expense	87,759	75,843	314,437	290,800
Depreciation and amortization	34,913	33,119	137,981	130,515
Taxes other than income taxes	8,763	8,643	39,040	37,669

Operating income	63,039	82,372	135,668	157,302
Other income (expense)	2,234	(16)	5,087	1,611
Net interest deductions	21,351	21,015	81,595	78,137
Net interest deductions on subordinated debentures	1,931	1,933	7,723	7,724

Income before income taxes	41,991	59,408	51,437	73,052
Income tax expense	15,322	22,046	17,767	24,698

Contribution to net income - gas operations	$26,669	$37,362	$33,670	$48,354

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2005

FINANCIAL STATISTICS
Market value to book value per share at year end	138%
Twelve months to date return on equity -- total company	5.9%
-- gas segment	4.8%
Common stock dividend yield at year end	3.1%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Arizona	$688,202	9.20%	11.00%
Southern Nevada	574,285	7.45	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS

	YEAR ENDED DECEMBER 31,
(In dekatherms)	2005	2004	2003
Residential	65,046,522	66,717,345	59,304,803
Small commercial	30,007,227	30,384,439	27,915,401
Large commercial	11,183,873	10,489,937	10,042,244
Industrial / Other	15,654,230	16,385,555	15,730,495
Transportation	127,396,344	125,826,493	133,690,080

Total system throughput	249,288,196	249,803,769	246,683,023

HEATING DEGREE DAY COMPARISON
Actual	1,735	1,991	1,801
Ten-year average	1,956	1,952	1,961

Heating degree days for prior periods have been recalculated using the current period customer mix.